EXHIBIT 99

          [LETTERHEAD OF CELLULAR COMMUNICATIONS INTERNATIONAL, INC.]


FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

    CELLULAR COMMUNICATIONS INTERNATIONAL, INC. ANNOUNCES CONCURRENT OFFERING



     New York, New York (February 25, 1998) - Cellular Communications International, Inc. (Nasdaq: CCIL) announced that it intends to complete a concurrent offering of EURO 138,000,000 (gross proceeds) (or approximately $150 million of gross proceeds) Senior Discount Notes due 2005 (the "Senior Notes") and $75,000,000 Convertible Subordinated Notes due 2005 (the "Convertible Notes"). The Senior Notes will accrue interest for the first five years and then carry a cash-pay coupon and the Convertible Notes will carry a cash-pay current coupon from their issuance.

     The use of proceeds of these offerings will be to refinance existing indebtedness of the Company.

     The Senior Notes and the Convertible Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Senior Notes and the Convertible Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.


                                     * * * *

For further information contact: Stanton N. Williams, Vice President-Chief Financial Officer or Richard J. Lubasch, Senior Vice President-General Counsel, at 212-906-8480.